UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         September 30, 2014

CD INTERNATIONAL ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, FL	33441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	954-363-7333

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.
Item 2.02	Results of Operations and Financial Condition.

On September 30, 2014,  CD International Enterprises, Inc. ( the "Company") entered into a Share Exchange Agreement with Yuwei Huang (the "Agreement") disposing the Company's magnesium segment. Pursuant to the terms of the Agreement, the Company sold its 51% ownership interest of Taiyuan Changxin Magnesium Co., Ltd.,  100% ownership interest of Taiyuan Changxin YiWei Trading Co., Ltd., 100% ownership interest of  Asia Magnesium Corporation Limited, 51% ownership interest of Baotou Changxin Magnesium Co., Ltd., 100% ownership interest of  International Magnesium Trading Corp., 80% ownership interest of  Taiyuan Ruiming Yiwei Magnesium Co., Ltd., 100% ownership interest of  Marvelous Honor Holdings Inc., 100% ownership interest of  Golden Trust Magnesium Industry Co., Ltd. and 100% ownership interest of  Lingshi Xinghai Magnesium Industry Co., Ltd.

Under the terms of the Agreement, as purchase price of the magnesium facilities, the Company shall cancel 8,325,949 shares of Mr. Huang's common stock held by different individuals related to Mr. Huang, and Mr. Huang's rights to receive 41,524 shares of Convertible Series D Preferred Stock (1:1000) convertible to 41,524,000 shares of common stock.

We are currently analyzing  the expected gain or loss related to the disposition of the magnesium facilities for fiscal 2014.

The terms of the Equity Transfer Agreements described above are qualified in their entirety by reference to the agreements which are filed as Exhibit 10.72 to this report.

Item 9.01	Financial Statements and Exhibits.

 (d)           Exhibits

10.77	Share Exchange Agreement between CD International Enterprises, Inc. and Yuwei Huang dated September 30, 2014

(1)     Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.  CD International Enterprises, Inc. agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CD INTERNATIONAL ENTERPRISES, INC.

Date: October 17, 2014	By:	/s/ Yuejian (James) Wang
Yuejian (James) Wang Chief Executive Officer and President